Exhibit 99.1

FOR IMMEDIATE RELEASE

Ironwood Pharmaceuticals Reports Second Quarter 2023 Results; Raises Full Year 2023 LINZESS® U.S. Net Sales and Ironwood Revenue Guidance

– LINZESS (Iinaclotide) EUTRx prescription demand growth increased 9% year-over-year; LINZESS U.S. net sales of $270 million, an increase of 9% year-over-year –

– Expands clinical utility of LINZESS with FDA approval for pediatric patients ages 6-17 years-old suffering from functional constipation (FC) –

– Strengthens GI development portfolio with acquisition of VectivBio Holding AG and its lead investigational asset, apraglutide, for the potential treatment of short bowel syndrome with intestinal failure –

– Completes STARS Phase III clinical trial enrollment; now expects topline data in March of 2024 –

BOSTON, Mass., August 8, 2023 — Ironwood Pharmaceuticals, Inc. (Nasdaq: IRWD), a GI-focused healthcare company, today reported its second quarter 2023 results and updated its full year 2023 financial guidance.

“We made significant progress towards the goal of becoming the leading GI healthcare company, as the second quarter was truly transformative for Ironwood,” said Tom McCourt, chief executive officer of Ironwood. “LINZESS continued its strong momentum with another quarter of impressive performance. As a result, we are raising our full-year 2023 U.S. net sales and Ironwood revenue guidance. Furthermore, we are thrilled that in June the FDA approved LINZESS for the treatment of pediatric patients ages 6 to 17 years-old with functional constipation, expanding its clinical utility and adding another potential growth driver for the brand. Also in the second quarter, we strengthened our GI portfolio with the acquisition of VectivBio, including its lead investigational asset, apraglutide, which we believe is poised to become the new standard of care for patients with short bowel syndrome with intestinal failure if successfully developed and approved, with the potential to achieve $1 billion in peak net sales. Looking ahead, we are excited about continuing to maximize LINZESS, advance our clinical programs, strengthen our financial position, and grow Ironwood’s leadership within GI.”

Second Quarter 2023 Financial Highlights1

(in thousands, except for per share amounts)

	2Q 2023	2Q 2022
Total revenues	$107,382	$97,231
Total operating expenses[2]	1,190,521	41,576
GAAP net income (loss)[2]	(1,089,478)	37,080
GAAP net income (loss) attributable to Ironwood Pharmaceuticals, Inc.[2]	(1,062,187)	37,080
GAAP net income (loss) attributable to Ironwood Pharmaceuticals, Inc. per share – basic	(6.84)	0.24
GAAP net income (loss) attributable to Ironwood Pharmaceuticals, Inc. per share –diluted	(6.84)	0.21
Adjusted EBITDA[2]	(1,034,182)	56,015
Non-GAAP net income (loss)[2]	(1,041,325)	37,761
Non-GAAP net income (loss) per share – basic	(6.71)	0.24
Non-GAAP net income (loss) per share – diluted	(6.71)	0.21

1.	Refer to the Reconciliation of GAAP Results to Non-GAAP Financial Measures table and to the Reconciliation of GAAP Net Income to Adjusted EBITDA table at the end of this press release. Refer to Non-GAAP Financial Measures for additional information.

2.	Includes a one-time charge of approximately $1.1 billion related to acquired in-process research and development from the acquisition of VectivBio in the second quarter of 2023.

Second Quarter 2023 Corporate Highlights

U.S. LINZESS

•	Prescription Demand: Total LINZESS prescription demand in the second quarter of 2023 was 47 million LINZESS capsules, a 9% increase compared to the second quarter of 2022, per IQVIA.

•	U.S. Brand Collaboration: LINZESS U.S. net sales are provided to Ironwood by its U.S. partner, AbbVie Inc. (“AbbVie”). LINZESS U.S. net sales were $269.7 million in the second quarter of 2023, a 9% increase compared to $248.4 million in the second quarter of 2022.

▪	Ironwood and AbbVie share equally in U.S. brand collaboration profits. See the LINZESS U.S. Commercial Collaboration table at the end of the press release.

–	LINZESS commercial margin was 71% in the second quarter of 2023, compared to 69% in the second quarter of 2022. See the U.S. LINZESS Full Brand Collaboration table below and at the end of this press release.

–	Net profit for the LINZESS U.S. brand collaboration, net of commercial and research and development (“R&D”) expenses, was $180.3 million in the second quarter of 2023, compared to $163.8 million in the second quarter of 2022. See U.S. LINZESS Full Brand Collaboration table below and at the end of this press release.

•	Collaboration Revenue to Ironwood: Ironwood recorded $104.8 million in collaboration revenue in the second quarter of 2023 related to sales of LINZESS in the U.S., an 11% increase compared to $94.5 million for the second quarter of 2022. See U.S. LINZESS Commercial Collaboration table at the end of the press release.

U.S. LINZESS Full Brand Collaboration (in thousands, except for percentages)	Three Months Ended June 30,
	2023	2022
LINZESS U.S. net sales as reported by AbbVie	$269,686	$248,351
AbbVie & Ironwood commercial costs, expenses and other discounts	78,998	76,363
Commercial margin	71%	69%
AbbVie & Ironwood R&D Expenses	10,356	8,214
Total net profit on sales of LINZESS	180,332	163,774
Full brand margin	67%	66%

FDA Approval of New Indication for LINZESS

•	In June 2023, Ironwood announced that the U.S. Food and Drug Administration (“FDA”) approved LINZESS as a once-daily treatment for pediatric patients ages 6-17 years-old suffering from functional constipation. LINZESS is the first and only FDA-approved prescription therapy for functional constipation in this patient population.

Acquisition of VectivBio Holding AG (“VectivBio”)

•	On June 29, 2023, Ironwood completed a tender offer to purchase outstanding ordinary shares of VectivBio (the “VectivBio Shares”) at a price per share of $17.00, net to the shareholders of VectivBio in cash, without interest and subject to any applicable withholding taxes. The aggregate consideration paid by Ironwood to acquire the shares accepted for payment was approximately $1.2 billion. Ironwood financed the acquisition through proceeds from the borrowings under a revolving credit facility entered into in connection with the transaction, cash on hand, and cash of VectivBio.

•	As of June 30, 2023, Ironwood holds 98% of the outstanding VectivBio Shares. Ironwood intends to effect a squeeze-out merger under Swiss law to acquire the remaining outstanding VectivBio Shares in the second half of 2023. The remaining outstanding VectivBio Shares are expected to be settled by Ironwood in cash.

Workforce Reductions and Restructuring

•	In April 2023, Ironwood reduced its workforce by approximately 10% of its headquarters-based personnel in an effort to further strengthen the operational efficiency of the organization. The workforce reduction was substantially completed during the second quarter of 2023.

•	In June 2023, Ironwood commenced the elimination of certain positions in connection with the VectivBio acquisition. The majority of the eliminations were initiated in June 2023 and the remaining eliminations are expected to be substantially completed during the third quarter of 2023.

Pipeline Updates

Apraglutide

•	Ironwood is advancing apraglutide, a next-generation, synthetic peptide glucagon-like peptide-2 (“GLP-2”) analog which Ironwood is developing for short bowel syndrome with intestinal failure (“SBS-IF”), a severe malabsorptive condition. Ironwood believes apraglutide has the potential to be the new standard of care for the treatment of SBS-IF based on its potency and pharmacological properties. Ironwood is conducting a Phase III clinical trial, STARS, designed to evaluate clinical benefit for both SBS-IF stoma and colon-in-continuity patients with unique convenience of weekly dosing. Enrollment is completed and topline results are now expected in March of 2024.

•	Ironwood is also conducting a Phase II proof-of-concept clinical trial, STARGAZE, to evaluate apraglutide in patients with steroid-refractory gastrointestinal acute Graft versus Host Disease (aGvHD), a life-threatening condition that occurs when immune cells from the donor attack a recipient’s healthy cells after an allogeneic hematopoietic stem cell transplant. Ironwood expects data for the STARGAZE Phase II clinical trial in the first quarter of 2024.

CNP-104

•	Ironwood has a collaboration and license option agreement with COUR Pharmaceuticals Development Company, Inc. (“COUR”). This agreement grants Ironwood an option to acquire an exclusive license to research, develop, manufacture and commercialize, in the U.S., products containing CNP-104 (“CNP-104”), a tolerizing immune modifying nanoparticle, for the treatment of primary biliary cholangitis (“PBC”), a rare autoimmune disease targeting the liver. If successful, CNP-104 has the potential to be the first approved PBC disease modifying therapy.

•	COUR is currently conducting a clinical study for CNP-104 evaluating the safety, tolerability, pharmacodynamic effects and efficacy of CNP-104 in PBC patients, with early data assessing T-cell response from patients enrolled in the clinical study expected in the second half of 2023, which Ironwood believes will inform timing of topline data.

IW-3300

•	Ironwood is currently advancing IW-3300, a guanylate cyclase-C agonist being developed for the potential treatment of visceral pain conditions, such as interstitial cystitis / bladder pain syndrome (“IC/BPS”) and endometriosis. Ironwood is continuing the Phase II proof of concept study in IC/BPS.

Second Quarter 2023 Financial Results

•	Total Revenues. Total revenues in the second quarter of 2023 were $107.4 million, compared to $97.2 million in the second quarter of 2022.

–	Total revenues in the second quarter of 2023 consisted of $104.8 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S. and $2.6 million in royalties and other revenue. Total revenues in the second quarter of 2022 consisted of $94.5 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S. and $2.7 million in royalties and other revenue.

•	Operating Expenses. Operating expenses in the second quarter of 2023 were $1,190.5 million, which includes a one-time charge of $1,090.4 million of acquired IPR&D (“IPR&D”) from the acquisition of VectivBio, compared to $41.6 million in the second quarter of 2022.

–	Operating expenses in the second quarter of 2023 consisted of $52.5 million in selling, general and administrative (“SG&A”) expenses, and $34.6 million in research and development (“R&D”) expenses, $13.0 million in restructuring expenses and approximately $1.1 billion in acquired in-process research and development. Operating expenses in the second quarter of 2022 consisted of $30.1 million in SG&A expenses and $11.5 million in R&D expenses.

•	Interest Expense and Other Financing Costs. Interest expense was $1.8 million in the second quarter of 2023, in connection with Ironwood’s convertible senior notes and revolving credit facility. Interest expense recorded in the second quarter of 2023 included $1.3 million in cash expense and $0.5 million in non-cash expense. Interest expense was $2.2 million in the second quarter of 2022, in connection with Ironwood’s convertible senior notes. Interest expense recorded in the second quarter of 2022 included $1.7 million in cash expense and $0.5 million in non-cash expense.

•	Interest and Investment Income. Interest and investment income was $8.8 million in the second quarter of 2023. Interest and investment income was $1.0 million in the second quarter of 2022.

•	Loss on Derivatives. Ironwood recorded a loss on derivatives of $0.7 million in the second quarter of 2022 as a result of the change in fair value of its convertible note hedges and note hedge warrants. Ironwood’s note hedge warrants and convertible note hedges terminated unexercised upon expiration in April 2023 and June 2022, respectively.

•	Income Tax Expense. Ironwood recorded $13.3 million of income tax expense in the second quarter of 2023, the majority of which was non-cash, as Ironwood continues to utilize net operating losses to offset taxable income for federal purposes and in many states. Ironwood recorded $16.7 million of income tax expense in the second quarter of 2022.

•	GAAP Net Income (Loss) Attributable to Ironwood. GAAP net loss was ($1,062.2) million, or ($6.84) per share (basic and diluted) in the second quarter of 2023, which includes a one-time charge of ($1,090.4) million of acquired IPR&D from the acquisition of VectivBio, compared to GAAP net income of $37.1 million, or $0.24 per share (basic) and $0.21 per share (diluted) in the second quarter of 2022.

•	Non-GAAP Net Income (Loss). Non-GAAP net loss was ($1,041.3) million, or ($6.71) per share (basic and diluted) in the second quarter of 2023, which includes a one-time charge of ($1,090.4) million of acquired IPR&D from the acquisition of VectivBio, compared to non-GAAP net income of $37.8 million, or $0.24 per share (basic) and $0.21 (diluted) in the second quarter of 2022.

–	Non-GAAP net income excludes the impact of mark-to-market adjustments on the derivatives related to Ironwood’s 2022 Convertible Notes, amortization of acquired intangible assets, restructuring expenses and acquisition-related costs, all net of tax effect. See Non-GAAP Financial Measures below.

•	Adjusted EBITDA. Adjusted EBITDA was ($1,034.2) million in the second quarter of 2023, which includes a one-time charge of ($1,090.4) million of acquired IPR&D from the acquisition of VectivBio, compared to $56.0 million in the second quarter of 2022.

–	Adjusted EBITDA is calculated by subtracting mark-to-market adjustments on derivatives related to Ironwood’s 2022 Convertible Notes, restructuring expenses, acquisition-related costs, net interest expense, income taxes, depreciation and amortization, and acquisition-related costs, from GAAP net income. See Non-GAAP Financial Measures below.

•	Cash Flow Highlights. Ironwood ended the second quarter of 2023 with $175.3 million of cash and cash equivalents, compared to $656.2 million of cash and cash equivalents at the end of 2022.

–	Ironwood generated approximately $35.0 million in cash from operations in the second quarter of 2023, compared to $61.4 million in cash from operations in the second quarter of 2022.

–	The acquisition of VectivBio was funded through proceeds from a revolving credit agreement, cash on hand and cash of VectivBio.

•	Ironwood 2023 Financial Guidance. Ironwood is increasing its 2023 U.S. LINZESS net sales and total revenue growth guidance and updating its adjusted EBITDA financial guidance.

	Prior 2023 Guidance	Updated 2023 Guidance
U.S. LINZESS Net Sales Growth	3% to 5%	6% to 8%
Total Revenue	$420 to $435 million	$435 to $450 million
Adjusted EBITDA[1]	>$250 million	~ ($900) million[2] Includes a one-time charge of approximately $1.1 billion from acquisition of VectivBio

1 Adjusted EBITDA is calculated by subtracting mark-to-market adjustments on derivatives related to Ironwood’s 2022 Convertible Notes, restructuring expenses, net interest expense, income taxes, depreciation and amortization, and acquisition-related costs from GAAP net income.

2 Updated 2023 adjusted EBITDA guidance includes a one-time charge of approximately $1.1 billion related to acquired in-process research and development from the acquisition of VectivBio in the second quarter of 2023. For purposes of this guidance, Ironwood has assumed that it will not incur material expenses related to additional business development activities in 2023.

Non-GAAP Financial Measures

Ironwood presents non-GAAP net income and non-GAAP net income per share to exclude the impact, net of tax effects, of net gains and losses on derivatives related to Ironwood’s 2022 Convertible Notes that are required to be marked-to-market, restructuring expenses, and acquisition-related costs. Non-GAAP adjustments are further detailed below:

•	The gains and losses on the derivatives related to Ironwood’s 2022 Convertible Notes were highly variable, difficult to predict and of a size that could have a substantial impact on the company’s reported results of operations in any given period.

•	Restructuring expenses are considered to be a non-recurring event as they are associated with distinct operational decisions. Included in restructuring expenses are costs associated with exit and disposal activities.

•	Acquisition-related costs in connection with the acquisition of VectivBio are considered to be non-recurring and include direct and incremental costs associated with the acquisition and integration of VectivBio to the extent such costs were not classified as capitalizable transaction costs attributed to the cost of net assets acquired through acquisition accounting.

Ironwood also presents adjusted EBITDA, a non-GAAP measure, as well as guidance on adjusted EBITDA. Adjusted EBITDA is calculated by subtracting mark-to-market adjustments on derivatives related to Ironwood’s 2022 Convertible Notes, restructuring expenses, net interest expense, income taxes, depreciation and amortization, and acquisition-related costs from GAAP net income. The adjustments are made on a similar basis as described above related to non-GAAP net income, as applicable.

Management believes this non-GAAP information is useful for investors, taken in conjunction with Ironwood’s GAAP financial statements, because it provides greater transparency and period-over-period comparability with respect to Ironwood’s operating performance. These measures are also used by management to assess the performance of the business. Investors should consider these non-GAAP measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. For a reconciliation of non-GAAP net income and non-GAAP net income per share to GAAP net income and GAAP net income per share, respectively, and for a reconciliation of adjusted EBITDA to GAAP net income, please refer to the tables at the end of this press release.

Ironwood does not provide guidance on GAAP net income or a reconciliation of expected adjusted EBITDA to expected GAAP net income because, without unreasonable efforts, it is unable to predict with reasonable certainty the non-GAAP adjustments used to calculate adjusted EBITDA. These adjustments are uncertain, depend on various factors and could have a material impact on GAAP net income for the guidance period.

Conference Call Information

Ironwood will host a conference call and webcast at 8:30 a.m. Eastern Time on Tuesday, August 8, 2023 to discuss its second quarter 2023 results and recent business activities. Individuals interested in participating in the call should dial (888) 330-2384 (U.S. and Canada) or (240) 789-2701 (international) using conference ID number and event passcode 4671230. To access the webcast, please visit the Investors section of Ironwood’s website at www.ironwoodpharma.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required. The call will be available for replay via telephone starting at approximately 11:30 a.m. Eastern Time on August 8, 2023, running through 11:59 p.m. Eastern Time on August 22, 2023. To listen to the replay, dial (800) 770-2030 (U.S. and Canada) or (647) 362-9199 (international) using conference ID number 4671230. The archived webcast will be available on Ironwood’s website for 14 days beginning approximately one hour after the call has completed.

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (Nasdaq: IRWD), an S&P SmallCap 600® company, is a leading global gastrointestinal (GI) healthcare company on a mission to advance the treatment of GI diseases and redefine the standard of care for GI patients. We are pioneers in the development of LINZESS® (linaclotide), the U.S. branded prescription market leader for adults with irritable bowel syndrome with constipation (IBS-C) or chronic idiopathic constipation (CIC). LINZESS is also approved for the treatment of functional constipation in pediatric patients ages 6-17 years-old. Ironwood is also advancing apraglutide, a next-generation, long-acting synthetic GLP-2 analog being developed for rare gastrointestinal diseases, including short bowel syndrome with intestinal failure (SBS-IF) as well as several earlier stage assets. Building upon our history of GI innovation, we keep patients at the heart of our R&D and commercialization efforts to reduce the burden of GI diseases and address significant unmet needs.

Founded in 1998, Ironwood Pharmaceuticals is headquartered in Boston, Massachusetts, and has additional operations in Basel, Switzerland.

We routinely post information that may be important to investors on our website at www.ironwoodpharma.com. In addition, follow us on Twitter and on LinkedIn.

About LINZESS (linaclotide)

LINZESS® is the #1 prescribed brand in the U.S. for the treatment of adult patients with irritable bowel syndrome with constipation (“IBS-C”) or chronic idiopathic constipation (“CIC”), based on IQVIA data.

LINZESS is a once-daily capsule that helps relieve the abdominal pain, constipation, and overall abdominal symptoms of bloating, discomfort and pain associated with IBS-C, as well as the constipation, infrequent stools, hard stools, straining, and incomplete evacuation associated with CIC. LINZESS relieves constipation in children and adolescents aged 6 to 17 years with functional constipation. The recommended dose is 290 mcg for IBS-C patients and 145 mcg for CIC patients, with a 72 mcg dose approved for use in CIC depending on individual patient presentation or tolerability. In children with functional constipation aged 6 to 17 years, the recommended dose is 72 mcg.

LINZESS is not a laxative; it is the first medicine approved by the FDA in a class called GC-C agonists. LINZESS contains a peptide called linaclotide that activates the GC-C receptor in the intestine. Activation of GC-C is thought to result in increased intestinal fluid secretion and accelerated transit and a decrease in the activity of pain-sensing nerves in the intestine. The clinical relevance of the effect on pain fibers, which is based on nonclinical studies, has not been established.

In the United States, Ironwood and AbbVie co-develop and co-commercialize LINZESS for the treatment of adults with IBS-C or CIC. In Europe, AbbVie markets linaclotide under the brand name CONSTELLA® for the treatment of adults with moderate to severe IBS-C. In Japan, Ironwood's partner, Astellas, markets linaclotide under the brand name LINZESS for the treatment of adults with IBS-C or CIC. Ironwood also has partnered with AstraZeneca for development and commercialization of LINZESS in China, and with AbbVie for development and commercialization of linaclotide in all other territories worldwide.

LINZESS Important Safety Information

INDICATIONS AND USAGE

LINZESS® (linaclotide) is indicated for the treatment of both irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC) in adults and functional constipation (FC) in children and adolescents 6 to 17 years of age. It is not known if LINZESS is safe and effective in children with FC less than 6 years of age or in children with IBS-C less than 18 years of age.

IMPORTANT SAFETY INFORMATION

WARNING: RISK OF SERIOUS DEHYDRATION IN PEDIATRIC PATIENTS LESS THAN 2 YEARS OF AGE

LINZESS is contraindicated in patients less than 2 years of age. In nonclinical studies in neonatal mice, administration of a single, clinically relevant adult oral dose of linaclotide caused deaths due to dehydration.

Contraindications

•	LINZESS is contraindicated in patients less than 2 years of age due to the risk of serious dehydration.
•	LINZESS is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.

Warnings and Precautions

•	LINZESS is contraindicated in patients less than 2 years of age. In neonatal mice, linaclotide increased fluid secretion as a consequence of age-dependent elevated guanylate cyclase (GC-C) agonism, which was associated with increased mortality within the first 24 hours due to dehydration. There was no age dependent trend in GC-C intestinal expression in a clinical study of children 2 to less than 18 years of age; however, there are insufficient data available on GC-C intestinal expression in children less than 2 years of age to assess the risk of developing diarrhea and its potentially serious consequences in these patients.

Diarrhea

•	In adults, diarrhea was the most common adverse reaction in LINZESS-treated patients in the pooled IBS-C and CIC double-blind placebo-controlled trials. The incidence of diarrhea was similar in the IBS-C and CIC populations. Severe diarrhea was reported in 2% of 145 mcg and 290 mcg LINZESS-treated patients and in <1% of 72 mcg LINZESS-treated CIC patients.

•	In children and adolescents 6 to 17 years of age, diarrhea was the most common adverse reaction in 72 mcg LINZESS-treated patients in the FC double-blind placebo-controlled trial. Severe diarrhea was reported in <1% of 72 mcg LINZESS treated patients. If severe diarrhea occurs, dosing should be suspended and the patient rehydrated.

Common Adverse Reactions (incidence ≥2% and greater than placebo)

•	In IBS-C or CIC adult patients: diarrhea, abdominal pain, flatulence, and abdominal distension.

•	In FC pediatric patients: diarrhea.

Please see full Prescribing Information including Boxed Warning: http://www.allergan.com/assets/pdf/linzess_pi

LINZESS® and CONSTELLA® are registered trademarks of Ironwood Pharmaceuticals, Inc. Any other trademarks referred to in this press release are the property of their respective owners. All rights reserved.

Forward-Looking Statements

This press release contains forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, including statements about Ironwood’s ability to execute on its mission; Ironwood’s strategy, business, financial position and operations; Ironwood’s ability to drive growth and profitability; the demand, development, commercial availability and commercial potential of linaclotide, including pursuing highly differentiated GI assets to add to our portfolio, and the drivers, timing, impact and results thereof; the potential indications for, and benefits of, linaclotide; our financial performance and results, and guidance and expectations related thereto; LINZESS prescription demand growth, LINZESS U.S. net sales growth, total revenue and adjusted EBITDA in 2023; our ability to develop apraglutide and the expected timing of receiving data from the apraglutide clinical trials; the commercial potential of apraglutide, including potential peak net sales, and the potential of apraglutide to become the standard of care for patients with SBS-IF; the potential of CNP-104 to be the first PBC disease modifying therapy and the expected timing of receiving data from the clinical study for CNP-104 in PBC patients and the results thereof, and the belief that this will inform timing of topline data; our plan to advance IW-3300 including the timing and results thereof; our plans for completing statutory squeeze-out merger, and the expected timing thereof. These forward-looking statements speak only as of the date of this press release, and Ironwood undertakes no obligation to update these forward-looking statements. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include those related to the effectiveness of development and commercialization efforts by us and our partners; preclinical and clinical development, manufacturing and formulation development of linaclotide, apraglutide, CNP-104, IW-3300, and our product candidates; the risk that clinical programs and studies, including for the linaclotide pediatric program, apraglutide, IW-3300 and CNP-104, may not progress or develop as anticipated, including that studies are delayed or discontinued for any reason, such as safety, tolerability, enrollment, manufacturing, economic or other reasons; the risk that findings from our completed nonclinical and clinical studies may not be replicated in later studies; the risk that we or our partners are unable to obtain, maintain or manufacture sufficient LINZESS or our product candidates, or otherwise experience difficulties with respect to supply or manufacturing; the efficacy, safety and tolerability of linaclotide and our product candidates; the risk that the commercial and therapeutic opportunities for LINZESS or our product candidates are not as we expect; decisions by regulatory and judicial authorities; the risk we may never get additional patent protection for linaclotide and other product candidates, that patents for linaclotide or other products may not provide adequate protection from competition, or that we are not able to successfully protect such patents; the risk that we are unable to manage our expenses or cash use, or are unable to commercialize our products as expected; the risk that the development of any of our linaclotide pediatric programs, apraglutide, CNP-104 and/or IW-3300 are not successful or that any of our product candidates is not successfully commercialized; outcomes in legal proceedings to protect or enforce the patents relating to our products and product candidates, including abbreviated new drug application litigation; the risk that financial and operating results may differ from our projections; developments in the intellectual property landscape; challenges from and rights of competitors or potential competitors; the risk that our planned investments do not have the anticipated effect on our company revenues; developments in accounting guidance or practice; Ironwood’s or AbbVie’s accounting practices, including reporting and settlement practices as between Ironwood and AbbVie; the risk that we are unable to manage our expenses or cash use, or are unable to commercialize our products as expected; the impact of the COVID-19 pandemic; and the risks listed under the heading “Risk Factors” and elsewhere in Ironwood's Annual Report on Form 10-K for the year ended December 31, 2022, and in our subsequent Securities and Exchange Commission filings.

Investors:

Greg Martini, 617-374-5230

gmartini@ironwoodpharma.com

Matt Roache, 617-621-8395

mroache@ironwoodpharma.com

Media:

Beth Calitri, 978-417-2031

bcalitri@ironwoodpharma.com

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	June 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	$175,321	$656,203
Accounts receivable, net	118,990	115,458
Prepaid expenses and other current assets	22,500	7,715
Restricted cash	788	1,250
Total current assets	317,599	780,626
Restricted cash, net of current portion	510	485
Accounts receivable, net of current portion	-	14,589
Property and equipment, net	5,876	6,288
Operating lease right-of-use assets	13,319	14,023
Intangible assets, net	4,096	-
Deferred tax assets	257,900	283,661
Other assets	3,920	847
Total assets	$603,220	$1,100,519
Liabilities and Stockholders’ Equity
Accounts payable	$3,505	$483
Accrued research and development costs	20,122	5,258
Accrued expenses and other current liabilities	79,585	16,700
Current portion of operating lease liabilities	3,095	3,065
Current portion on convertible senior notes	199,083	-
Note hedge warrants	-	19
Total current liabilities	305,390	25,525
Operating lease liabilities, net of current portion	15,598	16,599
Convertible senior notes, net of current portion	197,974	396,251
Revolving credit facility	400,000	-
Other liabilities	31,035	9,766
Total stockholders’ equity (deficit)	(346,777)	652,378
Total liabilities and stockholders’ equity (deficit)	$603,220	$1,100,519

Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues
Collaborative arrangements revenue	$107,382	$97,231	$211,443	$194,760
Total revenues	107,382	97,231	211,443	194,760
Operating expenses:
Research and development	34,577	11,452	47,424	22,274
Selling, general and administrative	52,484	30,124	83,601	58,985
Restructuring expenses	13,011	-	13,011	-
Acquired in-process research and development	1,090,449	-	1,090,449	-
Total operating expenses	1,190,521	41,576	1,234,485	81,259
Income (loss) from operations	(1,083,139)	55,655	(1,023,042)	113,501
Other income (expense):
Interest expense and other financing costs	(1,840)	(2,207)	(3,367)	(4,548)
Interest and investment income	8,757	1,018	16,029	1,248
Gain (loss) on derivatives	-	(681)	19	49
Other income (expense), net	6,917	(1,870)	12,681	(3,251)
Income (loss) before income taxes	(1,076,222)	53,785	(1,010,361)	110,250
Income tax expense	(13,256)	(16,705)	(33,403)	(34,369)
GAAP net income (loss)	(1,089,478)	37,080	(1,043,764)	75,881
Less: GAAP net income (loss) attributable to noncontrolling interests	(27,291)	-	(27,291)	-
GAAP net income (loss) attributable to Ironwood Pharmaceuticals, Inc.	$(1,062,187)	$37,080	$(1,016,473)	$75,881

GAAP net income (loss) attributable to Ironwood Pharmaceuticals, Inc. per share—basic	$(6.84)	$0.24	$(6.56)	$0.49

GAAP net income (loss) attributable to Ironwood Pharmaceuticals, Inc. per share—diluted	$(6.84)	$0.21	$(6.56)	$0.42

Reconciliation of GAAP Results to Non-GAAP Financial Measures

(In thousands, except per share amounts) (unaudited)

A reconciliation between net income on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
GAAP net income (loss)[1]	$(1,089,478)	$37,080	$(1,043,764)	$75,881
Adjustments:
Mark-to-market adjustments on the derivatives related to convertible notes, net	0	681	(19)	(49)
Amortization of acquired intangible assets	4	-	4	-
Restructuring expenses	13,011	-	13,011	-
Acquisition-related costs	35,681	-	35,681	-
Tax effect of adjustments	(543)	-	(543)	-
Non-GAAP net income (loss)[1]	$(1,041,325)	$37,761	$(995,630)	$75,832

A reconciliation between basic net income per share on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
GAAP net income (loss) attributable to Ironwood Pharmaceuticals, Inc. per share –basic	$(6.84)	$0.24	$(6.56)	$0.49
Plus: GAAP net income (loss) attributable to noncontrolling interests – basic	$(0.18)	-	$(0.18)	-
Adjustments to GAAP net income (loss) per share (as detailed above)	0.31	-	0.31	-

Non-GAAP net income per share (loss) –basic	$(6.71)	$0.24	$(6.43)	$0.49

Weighted average number of common shares used to calculate net income per share — basic	155,367	153,304	154,912	155,550

A reconciliation between diluted net income per share on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
GAAP net income (loss) attributable to Ironwood Pharmaceuticals, Inc. per share – diluted	$(6.84)	$0.24	$(6.56)	$0.49
Plus: GAAP net income (loss) attributable to noncontrolling interests – diluted	$(0.18)	-	$(0.18)	-
Adjustments to GAAP net income per share (loss) (as detailed above)	0.31	-	0.31	-

Non-GAAP net income per share (loss) – diluted	$(6.71)	$0.21	$(6.43)	$0.42

Weighted average number of common shares used to calculate net income per share — diluted	155,367	184,876	154,912	187,315

1 GAAP and non-GAAP net loss for three months ended June 30, 2023 and for six months ended June 30, 2023 include a one-time charge of approximately $1.1 billion related to acquired in-process research and development from the acquisition of VectivBio in the second quarter of 2023

Reconciliation of GAAP Net Income to Adjusted EBITDA

(In thousands)

(unaudited)

A reconciliation of GAAP net income to adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
GAAP net income (loss)[1]	$(1,089,478)	$37,080	$(1,043,764)	$75,881
Adjustments:
Mark-to-market adjustments on the derivatives related to convertible notes, net	0	681	(19)	(49)
Restructuring expenses	13,011	-	13,011	-
Interest expense	1,840	2,207	3,367	4,548
Interest and investment income	(8,757)	(1,018)	(16,029)	(1,248)
Income tax expense	13,256	16,705	33,403	34,369
Depreciation and amortization	265	360	551	715
Acquisition-related costs	35,681	-	35,681	-
Adjusted EBITDA[1]	$(1,034,182)	$56,015	$(973,799)	$114,216

1 GAAP net loss and adjusted EBITDA for three months ended June 30, 2023 and for six months ended June 30, 2023 includes a one-time charge of approximately $1.1 billion related to acquired in-process research and development from the acquisition of VectivBio in the second quarter of 2023.

U.S. LINZESS Commercial Collaboration1

Revenue/Expense Calculation

(In thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
LINZESS U.S. net sales as reported by AbbVie[2]	$269,686	$248,351	$519,900	$480,685
AbbVie & Ironwood commercial costs, expenses and other discounts[3]	78,998	76,363	145,406	137,379
Commercial profit on sales of LINZESS	$190,688	$171,988	$374,494	$343,306
Commercial Margin[4]	71%	69%	72%	71%

Ironwood’s share of net profit	95,344	85,994	187,247	171,653
Reimbursement for Ironwood’s commercial expenses	9,407	8,458	19,135	17,118
Ironwood’s collaborative arrangement revenue	$104,751	$94,452	$206,382	$188,771

1 Ironwood collaborates with AbbVie on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of Ironwood’s share of net profit (loss) generated from the sales of LINZESS in the U.S. and Ironwood’s collaboration revenue/expense; however, the table does not present the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement. Please refer to the table at the end of this press release for net profit for the U.S. LINZESS brand collaboration with AbbVie.

2 LINZESS net sales are recognized using AbbVie’s revenue recognition accounting policies and reporting conventions. As a result, certain rebates and discounts are classified as LINZESS U.S. commercial costs, expenses and other discounts within Ironwood’s calculation of collaborative arrangements revenue.

3 Includes certain discounts recognized and cost of goods sold incurred by AbbVie; also includes commercial costs incurred by AbbVie and Ironwood that are attributable to the cost-sharing arrangement between the parties.

4 Commercial margin is defined as commercial profit on sales of LINZESS as a percent of total LINZESS U.S. net sales.

US LINZESS Full Brand Collaboration1

Revenue/Expense Calculation

(In thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
LINZESS U.S. net sales as reported by AbbVie[2]	$269,686	$248,351	$519,900	$480,685
AbbVie & Ironwood commercial costs, expenses and other discounts[3]	78,998	76,363	145,406	137,379
AbbVie & Ironwood R&D Expenses[4]	10,356	8,214	19,006	16,380
Total net profit on sales of LINZESS	$180,332	$163,774	$355,488	$326,926

1 Ironwood collaborates with AbbVie on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of the total net profit (loss) generated from the sales of LINZESS in the U.S., including the commercial costs and expenses and the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement.

2 LINZESS net sales are recognized using AbbVie’s revenue recognition accounting policies and reporting conventions. As a result, certain rebates and discounts are classified as LINZESS U.S. commercial costs, expenses and other discounts within Ironwood’s calculation of collaborative arrangements revenue.

3 Includes certain discounts recognized and cost of goods sold incurred by AbbVie; also includes commercial costs incurred by AbbVie and Ironwood that are attributable to the cost-sharing arrangement between the parties.

4 R&D expenses related to LINZESS in the U.S. are shared equally between Ironwood and AbbVie under the collaboration agreement.